EXHIBIT 10.43

CONTRIBUTION AND CONVEYANCE AGREEMENT

THIS CONTRIBUTION AND CONVEYANCE AGREEMENT (this “Agreement”), dated as of June 26, 2008, by and among AR PRIME HOLDINGS LLC, a Delaware limited liability company (“Transferor”), LIGHTSTONE VALUE PLUS REIT, L.P., a Delaware limited partnership (“Transferee”), and LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation (the “REIT”).

WITNESSETH:

WHEREAS, Transferor owns a membership interest (the “Interest”) in Prime Outlets Acquisition Company LLC, a Delaware limited liability company (the “Company”), corresponding to a 25% Percentage of Membership Interest (as defined in the POAC Operating Agreement), pursuant to that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 11, 2003, as amended by the Amendment to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 2007 (the “POAC Operating Agreement”);

WHEREAS, Transferor and Transferee desire to enter into a transaction whereby Transferor shall transfer the Interest to Transferee in exchange for certain units of limited partnership interest in Transferee;

WHEREAS, for federal income tax purposes, it is intended that the transfer of the Interest will be treated as a tax-free contribution by Transferor to Transferee of the Interest in exchange for the Units (as defined below) under Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Transferor, Transferee and the Company are entering into a tax protection agreement with respect to the sale or other disposition of properties indirectly owned by the Company (the “Tax Protection Agreement”);

WHEREAS, the REIT is the sole general partner of Transferee; and

WHEREAS, the members of the Company have executed and delivered the Consent to Transfer, Substitution and Withdrawal in the form attached hereto as Exhibit I;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

1. Contribution and Transfer; Additional Loan. Subject to the terms and conditions of this Agreement, at the Closing (as defined below):

(a) Transferor shall contribute and assign to Transferee all of Transferor’s right, title and interest in and to the Interest, including, without limitation, all of Transferor’s rights and interest in all profits, losses, Net Cash Receipts, Capital Proceeds (as such terms are defined in the POAC Operating Agreement), distributions and capital of the Company with respect to the Interest, free and clear of any liens, security interests and any other encumbrances (except for those, if any, arising under the POAC Operating Agreement), in exchange for the issuance to Transferor by Transferee of:

(i) subject to Section 4(d), a number of units of common limited partnership interest in Transferee ( “Common Units”) equal to (x) the Initial Common Amount (as defined below), divided by (y) $10 (the “Base Common Units”);

(ii) a number of units of Series A preferred limited partnership interest in Transferee (“Series A Units”) having an aggregate liquidation preference equal to the Initial Preferred Amount (as defined below) (the “Base Preferred Units” and, together with the Base Common Units, the “Base Units”);

(iii) subject to Section 4(d), a number of Common Units equal to (x) the Additional Common Amount (as defined below), divided by (y) $10 (the “Additional Common Units”); and

(iv) a number of Series A Units having an aggregate liquidation preference equal to the Additional Preferred Amount (as defined below) (the “Additional Preferred Units” and, together with the Additional Common Units, the “Additional Units”) (the Base Units and the Additional Units are collectively referred to herein as the “Units”);

provided, however, that notwithstanding the foregoing, Transferor shall retain all right to distributions paid and allocations made by the Company on account of the Interest prior to the Closing;

(b) Transferee shall issue the Units to Transferor in exchange for Transferor’s contribution of the Interest to Transferee;

(c) The REIT shall make a loan to Transferor in an amount equal to 90% of the Additional Amount (as defined below) (the “Additional Loan”), which shall be advanced to Transferor on the Closing Date in immediately available funds; and

(d) Upon the contribution of the Interest to Transferee, (i) Transferee shall, upon compliance with the conditions for substitution as a member set forth in the POAC Operating Agreement, be admitted as a Member (as defined in the POAC Operating Agreement) of the Company in substitution for Transferor in accordance with the POAC Operating Agreement, and (ii) Transferee shall agree to be bound by the POAC Operating Agreement as a Member in place of Transferor.

2. Representations and Warranties.

(a) Transferor hereby represents and warrants to Transferee and the REIT that:

(i) Transferor is the sole legal and beneficial owner of the Interest, subject to a security interest in favor of the REIT;

(ii) Transferor has not previously assigned, transferred, sold, pledged or otherwise disposed of or hypothecated the Interest or any portion thereof or interest therein, except for the granting of any security interests therein which have been released on or prior to the date hereof and the grant of a security interest therein to the REIT;

(iii) as of the execution hereof the Interest is free and clear of any liens, security interests and other encumbrances, except for those, if any, arising under the POAC Operating Agreement and for a security interest in favor of the REIT;

(iv) the execution of, and the transfer and assignment of the Interest pursuant to, this Agreement have been authorized by all necessary action on the part of Transferor;

(v) at the Closing, the Transferor shall have record and beneficial ownership in and to the Interest, free and clear of any liens, security interests or any other encumbrances, except for (A) those, if any, arising under the POAC Operating Agreement, and (B) a security interest in favor of the REIT;

(vi) Transferor has the full right, power and authority to execute and deliver this Agreement and the Transferor Closing Documents, and to perform its obligations hereunder and thereunder, without obtaining any consents or approvals from, or taking any actions with respect to, any governmental authorities or other third parties, except for the approvals of the Members of the Company; and

(vii) this Agreement has been, and at the Closing the Transferor Closing Documents will be, duly and validly executed and delivered by Transferor and, when executed and delivered by Transferee, will constitute the valid and binding agreements of Transferor, enforceable against Transferor in accordance with their respective terms; and

(viii) the execution and delivery by Transferor of this Agreement and the Transferor Closing Documents and the performance of Transferor’s obligations thereunder and the transactions contemplated thereby do not violate or conflict with the governing documents of Transferor or, subject to the approvals of the Members of the Company, any other instrument or agreement to which Transferor is a party;

provided, however, that notwithstanding anything herein to the contrary, Transferor is not making any representation or warranty as to whether any third party consents are or are not required under any loan or other financing agreements, mortgages or other instruments or agreements to which the Company or any entity directly or indirectly owned by the Company is a party or to or by which any real or personal property owned by the Company or by any entity directly or indirectly owned by the Company is subject or encumbered.

(b) Each of Transferee and the REIT, jointly and severally, hereby represents and warrants to Transferor that:

(i) the execution of this Agreement and the Tax Protection Agreement, the issuance by Transferee of the Units to Transferor, and the making by the REIT of the Additional Loan, have been authorized by all necessary action on the part of Transferee and the REIT, as applicable;

(ii) each of Transferee and the REIT (as applicable) has the full right, power and authority to execute and deliver this Agreement, the Tax Protection Agreement and the Transferee Closing Documents, and to perform its obligations hereunder and thereunder, without obtaining any consents or approvals from, or taking any actions with respect to, any governmental authorities or other third parties;

(iii) this Agreement and the Tax Protection Agreement have been, and at the Closing the Transferee Closing Documents will be, duly and validly executed and delivered by each of Transferee and the REIT (as applicable) and, when executed and delivered by Transferor, will constitute the valid and binding agreements of each of Transferee and the REIT (as applicable), enforceable against each of Transferee and the REIT (as applicable) in accordance with the respective terms of such agreements and Transferee Closing Documents;

(iv) a true and complete copy of the Amended and Restated Agreement of Limited Partnership of Transferee, dated as of April 22, 2005, as amended by the First Amendment to the Amended and Restated Agreement of Limited Partnership of Transferee, dated as of the date hereof, (as so amended, the “Partnership Agreement”), is attached hereto as Annex I, and the Partnership Agreement has been duly executed and delivered by all parties thereto, is in full force and effect, and is binding and enforceable in accordance with its terms;

(v) after giving effect to the transactions contemplated by this Agreement and any other transactions involving the Transferee that are consummated on or prior to the date hereof, the capitalization of Transferee (including the number of each class and series of units issued by Transferee and the related capital contributed with respect to such units) will be as set forth on Annex II hereto;

(vi) at the Closing (as defined below): (A) the execution of the Exchange Rights Agreement (as defined below) will have been authorized by all necessary action on the part of Transferee and the REIT; (B) each of Transferee and the REIT will have full right, power and authority to execute, deliver and perform the Exchange Rights Agreement without obtaining any consents or approvals from, or taking any actions with respect to, any governmental authorities or other third parties; and (C) the Exchange Rights Agreement will have been duly and validly executed and delivered by each of Transferee and the REIT and, when executed and delivered by Transferor, will constitute the valid and binding agreement of each of Transferee and the REIT, enforceable against each of them in accordance with its terms;

(vii) the execution and delivery by each of Transferee and the REIT of this Agreement and the applicable Transferee Closing Documents and the performance of the obligations of Transferee and the REIT thereunder and the transactions contemplated thereby do not violate or conflict with the governing documents of Transferee or the REIT or any other instrument or agreement to which either of them is a party, as the case may be;

(viii) immediately after the Closing: (1) Transferor will, simultaneously therewith, be admitted as a limited partner in Transferee with respect to the Units; (2) at the Closing, the 704(b) “book” capital account of Transferor in Transferee will be equal to the Total Amount (as defined below); and (3) the Units to be issued to the Transferor will be fully paid and Transferor will have no further obligation to contribute any amounts to the capital of Transferee or reimburse Transferee for any expenses in respect of the Units;

(ix) since May 23, 2005, the REIT has been subject to the reporting requirements of Section 13 or 15 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “1934 Act”) and has filed with the Securities and Exchange Commission (“SEC”) all documents required to be filed under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”), and the 1934 Act (the “REIT SEC Documents”);

(x) as of their respective dates, the REIT SEC Documents complied in all material respects with the requirements of the 1933 Act and the 1934 Act, as the case may be, and none of the REIT SEC Documents contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, taking into account all corrections made by the REIT in subsequent filings with the SEC through the date of this Agreement;

(xi) the prospectus of the REIT dated January 23, 2008 and the supplements thereto do not contain any untrue statement of material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading as of the date hereof;

(xii) as of their respective dates, the consolidated financial statements of the REIT included in the REIT SEC Documents complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented the consolidated financial position of the REIT and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods covered by such statements (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein);

(xiii) neither the REIT nor Transferee has entered into or is a party to any instrument or agreement granting any limited partner of Transferee registration rights with respect to shares of stock in the REIT which such limited partner may own or acquire; and

(xiv) the REIT has been organized and operated in conformity with the requirements for qualification and taxation as a “real estate investment trust” under Sections 856 through 860 of the Code for all taxable years commencing with its taxable year of formation. The proposed method of operating of the REIT as described in the REIT SEC Documents will enable the REIT to continue to meet the requirements for qualification and taxation as a “real estate investment trust” under the Code. The REIT currently intends, and at the Closing the REIT will intend, to continue to operate in a manner which would permit it to qualify as a “real estate investment trust” under the Code.

(c) Each of Transferee and the REIT hereby acknowledges, represents and warrants that it is not relying on any information, representations or warranties furnished or made by Transferor or any of Transferor’s representatives or agents as to any matter whatsoever concerning the Company or any entity that is directly or indirectly owned by the Company or in which the Company has any direct or indirect interest (including, without limitation, the legal status, good standing, organizational documents, business, prospects, assets, liabilities, financial condition or operations of, or the need for any third party consents to the transactions contemplated by this Agreement from any lenders to or other persons having any contractual relationship with or jurisdiction over, the Company or such other entity), or any matter (including, without limitation, physical condition, operating results, financing, liabilities, title, encumbrances, leases, zoning status, compliance with law, prospects and compliance with mortgages and other instruments and agreements) relating to any properties in which any of the Company or such other entities have a direct or indirect interest, and in entering into this Agreement and (in the case of Transferee) in accepting the Interest at the Closing, each of Transferee and the REIT is not and will not be relying upon any representations or warranties of Transferor or any of its representatives or agents whatsoever, except for the representations of Transferor expressly set forth in Section 2(a) hereof. Each of Transferee and the REIT further acknowledges, represents, warrants and covenants that in entering into this Agreement and (in the case of Transferee) in accepting the Interest at the Closing, it is and will be relying solely on its own independent investigation and due diligence with respect to the Company and any entity or property in which the Company has a direct or indirect interest, and each of Transferee and the REIT further agrees that neither Transferee nor the REIT shall seek to hold Transferor responsible or liable in any way for or in connection with any representations or warranties or other information furnished to Transferee or the REIT by any person or entity, other than the representations and warranties of Transferor expressly set forth in Section 2(a) hereof.

3. Closing.

(a) The closing of the transactions contemplated hereby (the “Closing”) shall occur at the New York offices of Cooley Godward Kronish LLP, counsel to the Transferor, at 10:00 am on the earlier of (i) the “Closing Deadline”, which shall initially be December 15, 2008, and (ii) a date designated by Transferee, by no less than fifteen (15) days’ prior written notice to Transferor, which date must be a business day and must be no later than thirty (30) days after the date on which Transferee has received audited financial statements for the Company for the years 2005, 2006 and 2007 (the “Audited Statements”); provided, however, that, if Transferee has not received the Audited Statements at least fifteen (15) days prior to the Closing Deadline, then Transferee shall have the right to extend the Closing Deadline, from time to time but no more than four times, by at least ten (10) days prior written notice to Transferor, to a date that is a business day and is not later than June 26, 2009. TIME SHALL BE OF THE ESSENCE with respect to the obligation of each of Transferor, Transferee and the REIT to close the transactions contemplated hereby no later than June 26, 2009, regardless of whether or not the Transferee has received the Audited Statements. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b) At the Closing, Transferor shall execute and deliver to Transferee and/or the REIT (as indicated below) the following (the “Transferor Closing Documents”):

(i) An instrument of assignment of the Interest, in the form annexed hereto as Exhibit A (the “Assignment”) (to Transferee);

(ii) A representation letter and agreement, in the form annexed hereto as Exhibit B (the “Representation Letter and Agreement”) (to both Transferee and the REIT);

(iii) A limited partner signature page to the Partnership Agreement (as defined below), in the form annexed hereto as Exhibit C (to Transferee);

(iv) An exchange rights agreement, in the form annexed hereto as Exhibit D (the “Exchange Rights Agreement”) (to both Transferee and the REIT)

(v) A mutual release agreement, in the form annexed hereto as Exhibit E (the “Release Agreement”) (to Transferee);

(vi) A promissory note evidencing the Additional Loan, in the form annexed hereto as Exhibit F (the “Additional Promissory Note”) (to the REIT);

(vii) A pledge agreement, in the form annexed hereto as Exhibit G (the “New Pledge Agreement”) (to the REIT);

(viii) A certificate confirming the accuracy as of the Closing Date of the representations and warranties of Transferor set forth in Section 2(a) of this Agreement (to both Transferee and the REIT); and

(ix) A certified copy of Transferor’s resolutions approving the transactions contemplated hereby (to both Transferee and the REIT).

(c) At the Closing, the REIT shall advance to Transferor, in immediately available funds, the Additional Loan, and each of Transferee and the REIT (as applicable) shall execute and deliver to Transferor the following (together with the documents referred to in Section 3(d), collectively the “Transferee Closing Documents”):

(i) The Assignment;

(ii) The Representation Letter and Agreement;

(iii) An amended Exhibit A to the Partnership Agreement, naming Transferor as a limited partner of Transferee and indicating the number of Common Units and the number of Series A Units held by Transferor after the consummation of the transactions contemplated in this Agreement;

(iv) A certificate evidencing action by the general partner of Transferee to issue the Units to Transferee, in the form annexed hereto as Exhibit H;

(v) Certificates representing the Series A Units required to be issued to Transferor at Closing;

(vi) The Exchange Rights Agreement;

(vii) The Release Agreement;

(viii) The New Pledge Agreement;

(ix) A certificate from each of the Transferee and the REIT confirming the accuracy as of the Closing Date of the representations and warranties set forth in Section 2(b) of this Agreement; and

(x) A certified copy of the resolutions adopted by the board of directors of the REIT approving, both for the REIT itself and in the REIT’s capacity as general partner of Transferee, the transactions contemplated hereby.

(d) At the Closing, each of Transferee and the REIT shall cause:

(i) Proskauer Rose LLP (or another nationally recognized tax counsel experienced in such matters and satisfactory to Transferor) to delivered to Transferor a tax opinion, addressed to Transferor, that, as of the Closing Date, the REIT qualifies as a real estate investment trust for U.S. federal income tax purposes;

(ii) each of the Company and Lightstone Prime, LLC, a Delaware limited liability company (“Lightstone Prime”), to execute and deliver the Release Agreement; and

(iii) any direct or indirect transferee of Lightstone Prime’s membership interest in the Company to execute and deliver a counterpart signature page to the Consent to Transfer, Substitution and Withdrawal annexed hereto as Exhibit I.

4. Adjustments.

(a) The “Initial Common Amount” means an amount equal to $2,750,000. The “Initial Preferred Amount” means an amount equal to (x) $52,250,000 minus (y) the aggregate amount of any distributions by the Company of Net Cash Receipts or Capital Proceeds (as such terms are defined in the POAC Operating Agreement) that are received by Transferor from the date of this agreement through the Closing Date, plus (z) the product of (i) 275,000 multiplied by (ii) the aggregate amount of any distributions per Common Unit that are declared or paid by the Partnership with a record date that is after the date of this Agreement but on or before the Closing Date. Neither the Initial Common Amount nor the Initial Preferred Amount shall be adjusted on account of Transferor’s contributed capital or capital account in the Company.

(b) The “Additional Amount” means an amount equal to the aggregate distributions that would have accrued by the Closing Date on a number of Series A Units having an aggregate liquidation preference equal to $52,250,000, had such Series A Units been issued on the date of this Agreement. The “Additional Common Amount” means an amount equal to 5% of the Additional Amount, and the “Additional Preferred Amount” means an amount equal to 95% of the Additional Amount.

(c) The “Total Amount” means an amount equal to the sum of (w) the Initial Common Amount, (x) the Additional Common Amount, (y) the Initial Preferred Amount, and (z) the Additional Preferred Amount.

(d) In the event that Transferee at any time or from time to time after the date hereof shall declare or pay any distribution on the Common Units payable in Common Units (or in any other securities or property other than cash, including without limitation the right to acquire Common Units), or shall effect a subdivision of the outstanding Common Units into a greater number of Common Units (by split, reclassification or otherwise), or in the event the outstanding Common Units shall be combined or consolidated, and so long as the record date for any of the foregoing is after the date of this Agreement but on or before the Closing Date, then the Base Common Units and the Additional Common Units to be issued pursuant to Sections 1(a)(i) and 1(a)(iii), respectively, shall be adjusted to equal the number of Common Units (and any other securities and property) that a limited partner of Transferee would have on the Closing Date had such limited partner been issued the Base Common Units and the Additional Units (before giving effect to the adjustments contemplated by this paragraph), as the case may be, on the date hereof.

5. Closing Conditions.

(a) Transferor’s obligations to consummate the transactions contemplated hereby and to deliver the Transferor Closing Documents at the Closing shall be conditioned upon the satisfaction of the following conditions (any of which may be waived by Transferor, in whole or in part) (the “Transferor Closing Conditions”):

(i) The REIT shall advance the Additional Loan to Transferor in immediately available funds;

(ii) Transferee and the REIT shall have tendered delivery, and shall have caused each of the persons referred to in Section 3(d), as applicable, to tender delivery, of all of the Transferee Closing Documents, including in each case a tender which may be conditioned on the satisfaction of the Transferee Closing Conditions (as defined below); and

(iii) Each of the representations and warranties of Transferee set forth in Section 2(b) of this Agreement must be accurate in all materials respects as of the Closing Date.

(b) Transferee’s obligations to consummate the transactions contemplated hereby and to deliver (or cause the delivery of) the Transferee Closing Documents at the Closing, and the REIT’s obligation to advance the Additional Loan at the Closing, shall be conditioned upon the satisfaction of the following conditions (any of which may be waived by Transferee, in whole or in part) (the “Transferee Closing Conditions”):

(i) Transferor shall have tendered delivery (including a tender which may be conditioned on the satisfaction of the Transferor Closing Conditions) of all of the Transferor Closing Documents; and

(ii) Each of the representations and warranties of Transferor set forth in Section 2(a) of this Agreement must be accurate in all materials respects as of the Closing Date.

(c) Transferee’s receipt of the Audited Statements is not a condition to Transferee’s obligation to consummate the transactions contemplated hereby at the Closing.

6. Initial Unit Distributions; Unit Redemption. Transferor and Transferee acknowledge and agree that the first quarterly distribution paid by Transferee in respect of the Series A Units, after they are issued to Transferor, shall (a) be with respect to the quarter in which the Closing occurs and (b) be prorated based on the number of days during such quarter after the date of the Closing. Transferor acknowledges that notwithstanding anything to the contrary herein or in the Partnership Agreement, Transferor shall not have the right to convert any Series A Units to Common Units prior to June 26, 2013.

7. Termination; Remedies.

(a) If on the Closing Deadline (or any earlier date designated for the Closing in accordance with Section 3(a) hereof):

(i) the Transferee Closing Conditions have been satisfied; and

(ii) either of Transferee or the REIT shall fail or refuse to close the transactions contemplated hereby (including, in the case of the REIT, advancing the Additional Loan), whether due to the failure of Transferee to obtain the Audited Financials or for any other reason or for no reason; and

(iii) Transferor is ready, willing and able to close the transactions contemplated hereby (or, in the event that any of the Transferor Closing Conditions shall not have been satisfied, Transferor would be ready, willing and able to close the transactions contemplated hereby but for such unsatisfied Transferor Closing Conditions), then Transferor may elect one of the following as its sole and exclusive remedy: (x) to commence and prosecute an action for specific performance of Transferee’s obligations hereunder; or (y) to terminate this Agreement by written notice to Transferee, whereupon Transferee shall forthwith pay to Transferor the amount of $6,082,000 as liquidated damages, and the parties hereto shall have no further rights or obligations to each other under this Agreement, except for Section 7(d) hereof; provided, however, that if the failure or refusal of Transferee or the REIT to close is due to the failure of Transferee to obtain the Audited Financials, then Transferor will be entitled to terminate this Agreement and receive liquidated damages from Transferee as provided by clause (y), above, but shall not be entitled to seek specific performance.

(b) If on the Closing Deadline (or any earlier date designated for the Closing in accordance with Section 3(a) hereof):

(i) the Transferor Closing Conditions have been satisfied; and

(ii) Transferor shall fail or refuse to close the transactions contemplated hereby; and

(iii) each of Transferee and the REIT is ready, willing and able to close the transactions contemplated hereby (or, in the event that any of the Transferee Closing Conditions shall not have been satisfied, each of Transferee and the REIT would be ready, willing and able to close the transactions contemplated hereby but for such unsatisfied Transferee Closing Conditions), then, Transferee and the REIT may collectively, as their sole and exclusive remedy, commence and prosecute an action for specific performance of Transferor’s obligations hereunder; provided, however, that if the conditions in Section 7(b)(i) through (iii) are all satisfied and a court of competent jurisdiction holds that the remedy of specific performance is not available to Transferee and the REIT and such court’s order becomes a final and non-appealable order (whether through the lapse of time or the exhaustion of appeals), then, Transferor and Transferee shall each have the right to terminate this Agreement by written notice to the other, whereupon, except as provided below, Transferor shall pay to Transferee the amount of $6,082,000 as liquidated damages, and the parties hereto shall have no further rights or obligations to each other under this Agreement, except for Section 7(d) hereof; provided further, however, that Transferee and the REIT shall not be entitled to any damages (liquidated or otherwise), and either Transferee or Transferor shall be entitled to terminate this Agreement, if Transferor’s failure or refusal to close the transactions contemplated hereby is due to any of the following: (A) the existence of an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation by Transferor of the transactions contemplated by this Agreement, or (B) the existence of a statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation by Transferor of the transactions contemplated hereby, unless in the case of the matters described in the foregoing clause (A) or (B), the restraint or prohibition is the result of wrongful acts or omissions by Transferor to avoid its obligations under this Agreement or is the result of a breach of any of Transferor’s representations and warranties (other than a breach that is caused by any of the situations described in the foregoing clauses (A) or (B)) or, in the case of an injunction or other proceeding to prevent the consummation of the transactions contemplated hereby, if Transferor did not vigorously defend against the imposition of such injunction or such other proceeding.

(c) Subject to the proviso set forth at the end of Section 7(a), Transferee acknowledges that in the event that the conditions set forth in Section 7(a)(i), (ii) and (iii) are satisfied: (x) Transferor will have no adequate remedy at law for the damages caused to Transferor thereby, in part because the transaction contemplated by this Agreement is for a transfer of property representing indirect interests in real estate; and (y) the damages caused to Transferor thereby will not be readily ascertainable, and that the liquidated damages remedy provided by Section 7(a) is a reasonable approximation of Transferor’s prospective damages, and not a penalty for non-performance, and Transferee hereby waives (A) all objections to Transferor’s right to elect the liquidated damages remedy, and (B) all challenges to the amount of liquidated damages provided for herein, in each case whether on the grounds that damages are readily ascertainable, that the remedy constitutes an unenforceable penalty, or otherwise.

(d) Subject to the proviso set forth at the end of Section 7(b), Transferor acknowledges that in the event that the conditions set forth in Section 7(b)(i), (ii) and (iii) are satisfied: (x) Transferee will have no adequate remedy at law for the damages caused to Transferee thereby, in part because the transaction contemplated by this Agreement is for a transfer of property representing indirect interests in real estate; and (y) the damages caused to Transferee thereby will not be readily ascertainable, and that the liquidated damages remedy provided by Section 7(b) is a reasonable approximation of Transferee’s prospective damages, and not a penalty for non-performance, and if Transferee is entitled to liquidated damages pursuant to Section 7(b), Transferor hereby waives any challenge to the amount of liquidated damages provided for herein, in each case whether on the grounds that damages are readily ascertainable, that the remedy constitutes an unenforceable penalty, or otherwise.

(e) If on the Closing Deadline (x) the transactions contemplated hereby have not been consummated, and (y) neither Transferor nor Transferee are entitled to elect liquidated damages as a remedy pursuant to Sections 7(a) or 7(b), respectively, then this Agreement shall terminate, and the parties hereto shall have no further rights or obligations to each other under this Agreement.

(f) If either Transferee or Transferor fails to pay to the other any amounts payable under this Section 7 within ten (10) days after the date in which a written notice of termination is delivered pursuant to clause (y) of Section 7(a) or 7(b) hereof, as the case may be, (the “Default Date”), then (i) the defaulting party shall reimburse the non-defaulting party for all costs and expenses (including without limitation attorney’s fees) incurred in connection with the collection of such overdue amount and the enforcement by the non-defaulting party of its rights under this Section 7, and (ii) the defaulting party shall pay to the non-defaulting party interest on such overdue amount at a rate of 15% per annum for the period commencing on the Default Date and ending on the date such overdue amount is actually paid to the non-defaulting party in full.

(g) For purposes of this Section 7, “Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions and any governmental or nongovernmental self-regulatory organization of which any of the parties to this Agreement was or is a member or to whose regulations any of the parties to this Agreement was or is subject.

8. Tax Reporting; Audits. For federal, state, and local income tax purposes, Transferee shall report Transferor’s contribution of the Interest to the Transferee as a tax-free contribution pursuant to Section 721 of the Code (or the corresponding provision of state or local law, as applicable). Notwithstanding anything to the contrary in this Agreement or the Partnership Agreement, neither Transferee nor the REIT shall settle any matter that involves the tax treatment of (i) the contribution of the Transferred Interests or (ii) any other matter that would have a tax impact on Transferor that is materially, adversely different from the tax impact such matter would have on the REIT, without the prior written consent of Transferor, which shall not be unreasonably withheld or delayed.

9. Maintenance of REIT Status. Transferee hereby acknowledges that it has been informed that Transferor is a subsidiary of an entity that qualifies as a “real estate investment trust” for United States federal income tax purposes, and acknowledges that Transferor may transfer its Units to an affiliate of Transferor that is a “real estate investment trust” or a subsidiary of a “real estate investment trust” (any such entity, a “REIT Entity”). Transferee represents and warrants to Transferor that it currently operates in a manner that would not adversely affect the qualification as a “real estate investment trust” of any partner of Transferee that otherwise qualifies as a “real estate investment trust”, and Transferee covenants and agrees that both before and after the Closing Date it shall operate (directly or indirectly through entities owned or controlled by it) in a manner that would not adversely affect the qualification as a “real estate investment trust” of any partner of Transferee, or any direct or indirect parent entity of such partner, that otherwise qualifies as a “real estate investment trust”. Transferee shall make available, on a timely basis, to Transferor and to any other REIT Entity that holds Units, such information as is reasonably requested by Transferor or such REIT Entity or its direct or indirect parent to enable it to monitor and ensure its compliance with the “real estate investment trust” qualification requirements, on an ongoing basis, insofar as they relate to its investment in Transferee, including, without limitation (a) information regarding the nature and amount of Transferee’s gross income and gross assets, and the portion thereof that is allocable to Transferor for purposes of the gross asset and income requirements applicable to “real estate investment trusts” (i.e. on the basis of Transferor’s percentage interest in Transferee’s capital), and (b) an organizational chart showing each entity in which the Transferee holds any direct or indirect equity interest, and indicating the classification for United States federal income tax purposes of each such entity. Notwithstanding anything contained herein to the contrary, from and after the date hereof, Transferee shall operate in a manner, taking into account any operations conducted through lower-tier entities, such that at all times (i) Transferee would satisfy each of the asset tests and the income tests for “real estate investment trusts” as set forth in Section 856(c) of the Code, determined as if Transferee were a corporation for United States federal income tax purposes, (ii) no dispositions of assets will give rise to a “prohibited transaction” as defined in Section 857(b)(6) of the Code, and (iii) no portion of Transferee or any lower-tier entity will be classified as a “taxable mortgage pool” as defined in Section 7701(i) of the Code.

10. Registration Rights. Each of Transferee and the REIT agrees that in the event that either of them enters into or becomes a party to any instrument or agreement which grants registration rights to any limited partner of Transferee with respect to shares of stock in the REIT which such limited partner may own or acquire, or otherwise grants such registration rights to any limited partner of Transferee, then each of Transferee and the REIT shall promptly notify Transferor and shall grant to Transferor, by entering into a registration rights agreement with Transferor that is in form and substance reasonably acceptable to Transferor, registration rights with respect to any shares issued by the REIT that Transferor may acquire in connection with a transfer or redemption of any of its Units to or by Transferee or the REIT, and such registration rights shall be on terms that are no less favorable to Transferor in any respect than the most favorable registration rights granted to any other limited partner of Transferee by Transferee or the REIT.

11. Notices. All notices shall be deemed to have been properly given if hand delivered or if mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or by United States Express Mail or other comparable overnight courier service to the parties at the addresses set forth below (or at such other addresses as shall be given in writing by any party to the others). A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, two Business Days after mailing; or in the case of overnight courier service, on the Business Day after the same was sent. A party receiving a notice which does not comply with the technical requirements for notice under this section may elect to waive any deficiencies and treat the notice as having been properly given.

If to Transferor:	AR Prime Holdings, LLC 333 Earle Ovington Boulevard, Suite 900 Uniondale, NY 11553 Attention: Guy R. Milone, Jr.

With a copy to:	Cooley Godward Kronish LLP 1114 Avenue of the Americas New York, New York 10036 Attention: Thomas D. O’Connor, Esq.

If to Transferee or the REIT:	Lightstone Value Plus Real Estate Investment Trust Inc. 326 Third Street Lakewood, NJ 08701 Attention: Joseph E. Teichman

With a copy to:	Herrick, Feinstein LLP 2 Park Avenue New York, New York 10016 Attention: Sheldon Chanales, Esq.

12. Further Assurances. Each party to this Agreement will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any such further conveyances, assignments, approvals, consents and other documents, and do any other acts, as may be reasonably necessary to carry out the intent and purpose of this Agreement. Without limiting the generality of the foregoing, if, after the Closing, any property, assets, collateral, funds, documents or other items which constitute a part of the Interest remains in or comes into either Transferor’s possession or control or remains or become vested or titled in Transferor, Transferor shall promptly take any and all actions necessary to transfer title and possession thereof to Transferee, all at Transferee’s sole cost and expense.

13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

14. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, Transferor, Transferee and their respective successors and assigns.

15. Severability. In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by law.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same Agreement, binding on each party hereto regardless of whether all parties are signatories to the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRANSFEROR

AR PRIME HOLDINGS LLC,
a Delaware limited liability company

By  Arbor Realty Member LLC, a Delaware limited liability company, its manager

By Arbor Realty SR Inc., a Maryland corporation, its sole member

By
Name:
Title:

TRANSFEREE: LIGHTSTONE VALUE PLUS REIT, L.P., a Delaware limited partnership By: Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation, its general partner

By:
Name:
Title:

ANNEX I

PARTNERSHIP AGREEMENT
[INCLUDING ALL AMENDMENTS THERETO]

ANNEX II

CAPITALIZATION OF TRANSFEREE

EXHIBIT A

ASSIGNMENT OF INTEREST

EXHIBIT B

REPRESENTATION LETTER AND AGREEMENT

EXHIBIT C

LIMITED PARTNER SIGNATURE PAGE
TO PARTNERSHIP AGREEMENT

EXHIBIT D

EXCHANGE RIGHTS AGREEMENT

EXHIBIT E

RELEASE AGREEMENT

EXHIBIT F

ADDITIONAL PROMISSORY NOTE

EXHIBIT G

NEW PLEDGE AGREEMENT

EXHIBIT H

CERTIFICATE EVIDENCING ACTION BY THE
GENERAL PARTNER OF TRANSFEREE TO ISSUE
COMMON UNITS AND SERIES A UNITS
TO TRANSFEREE

EXHIBIT I

CONSENT TO TRANSFER, SUBSTITUTION AND WITHDRAWAL